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                                                                   EXHIBIT 12(b)



                            D&N CAPITAL CORPORATION
               Computation of ratio of earnings to fixed charges
                   and preferred stock dividend requirements



                                                   For the Three Months Ended
                                                             March 31,
                                                         1999         1998
                                                   ----------------------------
                                                   (In thousands, except ratio)


   Net income                                             $ 904        $ 1,003

   Fixed charges:
       Advisory fees                                         31             31

   Total fixed charges                                       31             31

   Earnings before fixed charges                            935          1,034

   Fixed charges, as above                                   31             31

   Preferred stock dividend requirement                     681            681

   Fixed charges including preferred stock dividends      $ 712         $  712

   Ratio of earnings to fixed charges and preferred
       stock dividends requirements                        1.31           1.45